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                                                                   Exhibit 23(7)


                         Consent of Independent Auditors

The Members
Jefferies Partners Opportunity Fund II, LLC:

We consent to the incorporation by reference in the registration statement on Form S-4 of Leucadia National Corporation of our report dated January 24, 2003, except as to Note 8 of the notes to the financial statements, which is as of February 14, 2003, relating to the statements of financial condition of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2002 and 2001 and the related statements of earnings, changes in members' equity and cash flows for each of the years in the three year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10K/A of Leucadia National Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


                                  /s/ KPMG LLP



Los Angeles, California
October 29, 2003